UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2021

MACQUARIE INFRASTRUCTURE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-32384	43-2052503
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

125 West 55th Street, New York, New York	10019
(Address of principal executive offices)	(Zip code)

(212) 231-1000
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on
which registered

Common Stock, par value $0.01 per share	MIC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On June 7, 2021, Macquarie Infrastructure Corporation (the “Company”) and its subsidiaries Macquarie Infrastructure Holdings, LLC (“Seller”) and, solely for specified provisions, MIC Hawaii Holdings, LLC (“MIC Hawaii”) entered into a Stock Purchase Agreement the (“Purchase Agreement”) with KKR Apple Bidco, LLC (“Purchaser”), a Delaware limited liability company controlled by funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”). The Purchase Agreement provides that Purchaser will acquire all outstanding shares of common stock of the Company which, following the proposed reorganization described below, will hold the Company’s Atlantic Aviation business (the “AA Business”), for $4.475 billion, including cash and the assumption of debt and other transaction and reorganization related obligations (the “AA Transaction”).

As previously announced, the Company has proposed a reorganization in connection with its pursuit of strategic alternatives.  On May 6, 2021, the Company’s shareholders approved a proposal to adopt the Agreement and Plan of Merger, dated as of March 30, 2021 (the “Merger Agreement”), by and among the Company, Seller and Plum Merger Sub, Inc., a wholly-owned subsidiary of Seller (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), resulting in the Company becoming a wholly-owned subsidiary of Seller. Upon the effectiveness of the Merger, the Company’s common stock will be converted into Seller’s common units and stock certificates representing the Company’s common stock immediately prior to the Merger will be deemed to represent Seller’s common units without an exchange of certificates. Completion of the Merger is subject to the satisfaction or waiver of various conditions. Following the Merger, a direct subsidiary of the Company will distribute all of the limited liability company interests of MIC Hawaii to the Company and the Company will in turn distribute all of the limited liability company interests of MIC Hawaii to Seller (such distributions, together with the Merger, the “Reorganization”). Upon completion of the Reorganization, Seller will directly own (i) the Company, which will own the AA Business and (ii) MIC Hawaii. The Company will complete the Reorganization prior to completion of the AA Transaction.

The closing of the AA Transaction (“Closing”) is subject to certain conditions, including among others (i) approval of the Company’s stockholders, (ii) expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any injunction or other order from a governmental authority that prevents the Closing, (iv) the accuracy of the representations and warranties of, and compliance with covenants by, the other party, subject to certain materiality thresholds set forth in the Purchase Agreement, and (v) with respect to Purchaser’s obligations to consummate the AA Transaction, the absence of a Company Material Adverse Effect (as defined in the Purchase Agreement) and the completion of the Reorganization. Purchaser has obtained equity financing commitments from investment funds affiliated with KKR and debt financing commitments from a group of lenders led by Jefferies Finance LLC and KKR Capital Markets to fund the AA Transaction and associated expenses. The obligations of Purchaser under the Purchase Agreement are not conditioned on receipt of this financing.

The Purchase Agreement contains customary representations, warranties and covenants, including covenants related to the operation of the AA Business prior to the Closing. The Purchase Agreement contains a customary “no-shop” provision that restricts the Company’s ability to, among other things, solicit alternative transaction proposals from third parties and provide non-public information to and engage in discussions or negotiations with third parties regarding alternative transaction proposals. The “no-shop” provision also allows the Company, under certain circumstances and in compliance with certain obligations set forth in the Purchase Agreement, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited alternative transaction proposal that would reasonably be expected to lead to a superior proposal.

The Purchase Agreement contains certain termination rights, including (i) the right of either party to terminate the Purchase Agreement if the AA Transaction is not consummated on or before December 6, 2021 (the “End Date”), (ii) the right of either party to terminate if a governmental authority has issued a final and nonappealable order prohibiting or enjoining the transaction (subject to certain limitations), (iii) the right of either party to terminate if the other party breaches its representations, warranties, covenants or agreements contained in the Purchase Agreement to such an extent that the conditions to Closing would not be satisfied or are not curable or cured (subject to certain limitations) and (iv) the right of either party to terminate if the Company’s stockholders do not approve the AA Transaction at a stockholders meeting for such purpose. In addition, the Company may terminate the Purchase Agreement (x) prior to the approval of the AA Transaction by the Company’s stockholders, in order for the Company to enter substantially concurrently into a definitive agreement with respect to a superior alternative transaction proposal received without violation of the Company’s “no-shop” obligations, subject to the Company having first complied with such other obligations or (y) if the Company and Seller provide notice that the conditions to closing are satisfied or waived and they are ready, willing and able to close and Purchaser fails to close within two business days after the later of such notice and the date closing is required by the terms of the Purchase Agreement (clause (y), a “Closing Failure”). Additionally, Purchaser may terminate the Purchase Agreement if the board of directors of the Company adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Purchase Agreement.

If the Purchase Agreement is terminated (i) by the Company in order for the Company to enter into a definitive agreement with respect to a superior alternative transaction proposal received without violation of the Company’s “no-shop” obligations, (ii) by Purchaser because the board of directors of the Company adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Purchase Agreement or (iii) (x) by either party because either the AA Transaction was not consummated on or before the End Date (other than under certain limited circumstances) or the approval of the Company’s stockholders was not obtained or (y) by Purchaser due to the Company’s breach of the Purchase Agreement, but only if, in the case of this clause (iii), an alternative transaction proposal was previously publicly announced or made publicly known and, within 12 months following the termination of the Purchase Agreement, the Company consummates an alternative transaction or enters into any agreement for an alternative transaction, then the Company will be obligated to pay to Purchaser a one-time fee equal to $88,125,000 in cash.

If the Purchase Agreement (i) is terminated by either party because the AA Transaction was not consummated on or before the End Date and either (A) the Company could have terminated due to a Closing Failure or a breach of the Purchase Agreement by Purchaser or (ii) is terminated by the Company due to a breach of the Purchase Agreement by Purchaser or (iii) is terminated by the Company due to a Closing Failure, then Purchaser will be obligated to pay to the Company a one-time fee equal to $193,875,000 in cash.  If the Purchase Agreement is terminated (i) by either party due to a governmental order prohibiting the AA Transaction or because the AA Transaction was not consummated on or before the End Date or (ii) by the Company due to a Closing Failure, the Purchaser will be required to pay to the Company the unpaid balance of specified reimbursable expenses. Investment funds affiliated with KKR have provided a limited guaranty of Purchaser’s obligations under the Purchase Agreement to pay such termination fee and reimbursable expenses.

Following the Closing, (i) Purchaser and the Company will indemnify Seller, MIC Hawaii and their affiliates for losses (net of insurance recoveries) related to liabilities of the Company and its subsidiaries, excluding liabilities relating to Seller, MIC Hawaii or their subsidiaries (such excluded liabilities, the “MIC Hawaii Liabilities”) and (ii) Seller and MIC Hawaii will indemnify Purchaser, the Company and their affiliates for losses related to, among other things, (a) the MIC Hawaii Liabilities or (b) payments or asset transfers by the Company or its subsidiaries to Seller, MIC Hawaii or their affiliates (other than the Company) after March 31, 2021 and prior to Closing, subject to certain exceptions.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed and attached hereto as Exhibit 2.1 and incorporated by reference herein.

The Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of the specific dates therein, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01.	Regulation FD.

On June 7, 2021, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This information provided under Section 7.01 is deemed to be furnished and not filed for purposes of Section 18 of the Exchange Act, is not otherwise subject to the liabilities of that section and is not incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended.

Important Information For Investors And Stockholders

In connection with the proposed transaction, the “Company intends to file a proxy statement with the Securities and Exchange Commission (“SEC”), the definitive version of which will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed with the SEC by the Company will also be available free of charge on the Company website at www.macquarie.com/mic or by writing to us at 125 West 55th Street, New York, New York 10019, United States of America, Attention: Investor Relations.

Certain Information Regarding Participants

The Company and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the merger. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 17, 2021, and its definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 29, 2021. Other information regarding the participants of the Company in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the transaction when they become available.

Disclaimer on Forward Looking Statements

This communication contains forward-looking statements. The Company may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements include, among others, those concerning the Company’s expected financial performance and strategic and operational plans, statements regarding potential sales of the Company’s operating businesses (including the Company’s proposed reorganization) and the anticipated uses of any proceeds therefrom, statements regarding the anticipated specific and overall impacts of the COVID-19 pandemic, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements in this communication are subject to a number of risks and uncertainties, some of which are beyond the Company’s control, including, among other things: changes in general economic or business conditions; the ongoing impact of the COVID-19 pandemic; the Company’s ability to complete the sale of the Company or its operating businesses on favorable terms; the Company’s ability to service, comply with the terms of and refinance debt; its ability to retain or replace qualified employees; in the absence of a sale or sales of its businesses, its ability to complete growth projects, deploy growth capital and manage growth, make and finance future acquisitions and implement its strategy; the regulatory environment; demographic trends; the political environment; the economy, tourism, construction and transportation costs; air travel; environmental costs and risks; fuel and gas and other commodity costs; the Company’s ability to recover increases in costs from customers; cybersecurity risks; work interruptions or other labor stoppages; risks associated with acquisitions or dispositions; litigation risks; reliance on sole or limited source suppliers, risks or conflicts of interests involving the Company’s relationship with the Macquarie Group; and changes in U.S. federal tax law. These and other risks and uncertainties are described under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its other reports filed from time to time with the SEC.

The Company’s actual results, performance, prospects, or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which the Company is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties, and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this communication may not occur. These forward-looking statements are made as of the date of this communication. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Item	Description

2.1*	Purchase Agreement dated June 7, 2021 by and among KKR Apple Bidco, LLC, Macquarie Infrastructure Corporation, Macquarie Infrastructure Holdings, LLC and, solely for specified provisions, MIC Hawaii Holdings, LLC.

99.1	Press Release dated June 7, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* The schedules and exhibits to the Purchase Agreement have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish copies to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2021

MACQUARIE INFRASTRUCTURE CORPORATION

By:	/s/ Christopher Frost
Name: Christopher Frost
Title: Chief Executive Officer